SECOND AMENDED AND RESTATED
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated December 3, 2009, as amended and restated on January 20, 2011, and amended and restated this 1st day of October 2014 by and among  American Beacon Funds, a Massachusetts Business Trust (the "Trust"), American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Standish Mellon Asset Management Company LLC (the "Adviser");

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, Manager represents and warrants that it is an investment advisor under the Investment Advisors Act of 1940, as amended; and

WHEREAS, the Trust has retained the Manager as the Administrator of the Trust to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser as a sub-advisor to a series of the Trust to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.  The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the

Trust's current registration statement as amended from time to time and applicable laws and regulations.  The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.  With respect to any of the portfolio assets allocated for management by the Adviser, the Manager shall make the decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments.  The Manager agrees to provide this service.  The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser.  (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).)  The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution as described in the Trust's current registration statement as amended from time to time.  In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information.  Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates.  The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.  The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.

3. Voting Rights. The Trust will exercise voting rights on any assets held in the Portfolios.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement.  Such compensation shall be paid to the Adviser monthly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant month.  Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Adviser.

The Adviser agrees:  (1) that the fee schedule in basis points for managing Treasury Inflation Protected Securities (“TIPS”) assets of the Trust or any of its affiliates or subsidiaries will not exceed the fee schedule in basis points charged by the Adviser to any subsequent TIPS client with an account of the same or smaller size ;  and (2) that the actual annual dollar fee paid by any other TIPS client of the same or larger size for whom the Adviser provides investment advisory services under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid hereunder.  In the event that the fee charged hereunder exceeds the fee charged to an account described in (1) or (2) above, the fee charged hereunder shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager of the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

9. Liability of Adviser. The  Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

Manager shall indemnify, defend and hold harmless the Adviser for (a) any action taken, omitted or suffered by Adviser in connection with this Agreement or the services provided hereunder, unless such act or omission shall have resulted from Adviser’s willful misfeasance, bad faith or gross negligence; or (b) any loss arising from Adviser’s adherence to Manager’s instructions..  Adviser shall in no event be liable for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with or arising out of this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder.  The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.  This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust.  This Agreement will automatically and immediately terminate in the event of its assignment.  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and to the extent required by the Investment Company Act of 1940.

13. Governing Law. This Agreement shall be governed by the laws of the state of Delaware.

14. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

15. Upon execution of this Agreement, Adviser shall deliver to Manager a current copy of Adviser’s Part II of its Form ADV, the receipt of which shall occur at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Investment Advisers Act of 1940, as amended.  Adviser shall deliver a complete copy of Part II of its Form ADV to Manager annually.

16. The Manager authorizes and consents to the disclosure of the Manager and/or Trust's identity as a client of Adviser in any representative client list prepared by Adviser for use in its marketing materials.  Further, the Manager and Adviser agree that disclosure of any performance information regarding the Trust's account will be limited to inclusion in a composite of performance information in which the Trust's and/or Portfolio's name is disclosed.

17. Adviser acknowledges the confidential nature of the portfolio data, documents and overall investment strategies that may be disclosed by or on behalf of the Trust, its agents and employees pursuant to this Agreement (the “Manager Confidential Information”).  Manager acknowledges the confidential nature of Adviser’s investment management services, including, among other things, market research, strategic plans, proprietary models, portfolio analysis, the terms of this Agreement, and investment returns (the “Adviser Confidential Information”).  All Manager Confidential Information and Adviser Confidential Information furnished by either Manager or Adviser to the other party hereunder shall be treated as confidential by the receiving party and shall not be disclosed by the receiving party to any third parties unless approved by the party that provided the confidential information, except that such information may be disclosed without consent if required to fulfill such party’s obligations under this Agreement or by law, regulation, judicial process or government order.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Standish Mellon Asset
Management Company LLC		American Beacon Advisors, Inc.

By:	/s/ James Desmond Mac Intyre	By:	/s/ Jeffrey K. Ringdahl
Name:	James Desmond Nac Intyre		Jeffrey K. Ringdahl
Title:	Chairman & CEO		Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

Schedule A
to the
Second Amended and Restated
American Beacon Funds
Investment Advisory Agreement
among
American Beacon Funds
American Beacon Advisors, Inc.
and
Standish Mellon Asset Management Company LLC

American Beacon Funds (the “Trust”) shall pay compensation of 0.05% per annum to Standish Mellon Asset Management Company LLC (the “Adviser”) pursuant to Section 4 of the Second Amended and Restated Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Treasury Inflation Protected Securities Fund for all Trust assets under Adviser’s management.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendarmonth, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of December 3, 2009 and restated on January 20, 2011 and October 1, 2014

Standish Mellon Asset
Management Company LLC		American Beacon Advisors, Inc.

By:	/s/ Patrick St. A. Lyn	By:	/s/ Jeffrey K. Ringdahl
Name:	Patrick St. A. Lyn		Jeffrey K. Ringdahl
Title:	Managing Director		Chief Operating Officer
Client Service & Marketing

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President